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                                                                      Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

Sopheon plc
Sopheon NV
Lessenger BV
Sopheon UK Ltd.
Applied Network Technology Ltd.
Sageware Europe Ltd.
Future Tense Ltd.
Future Tense UK Ltd.
Network Managers UK Ltd.
Sopheon Corporation (DE)
Sopheon Corporation (MN)